Materials Prepared for Discussion February 12, 2004 Banc of America Securities provides investment banking and securities products domestically and offshore. Other products and services, including products and services that may be referenced in the accompanying materials, may be provided through affiliates of Banc of America Securities. Banc of America Securities prohibits employees from offering a favorable research rating or specific price target or changing a rating or target to get a mandate and Banc of America Securities prohibits research analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investor clients. Copyright 2003 Banc of America Securities LLC. Banc of America Securities LLC, member NYSE/NASD/SIPC, is a subsidiary of Bank of America Corporation. Project HOT ROD

Introduction Executive Summary Next Steps Appendix BAS Qualifications Overview of HOT ROD Valuation Observations Transaction Structure Considerations Friendly Tender Offer & Cash Merger Timelines Table of Contents

Introduction

HOT ROD Introduction Banc of America Securities ("BAS") has assembled an experienced team to work with HOT ROD MERGERS & ACQUISITIONS Brad Matsik Principal (415) 627-2910 bwmatsik@bofasecurities.com Craig Lawson Vice President (415) 627-2292 craig.l.lawson@bofasecurities.com Keith Emerson Analyst (415) 913-4309 keith.y.emerson@bofasecurities.com Linda Trinh Analyst (415) 913-5803 linda.l.trinh@bofasecurities.com Ron Will Vice President (213) 228-5830 ron.will@bofasecurities.com MID-CAP INVESTMENT BANKING COMMERCIAL BANKING Bob King, Jr. Senior Vice President 818-704-2273 robert.k.king_jr@bankofamerica.com Bob Lovie Senior Vice President 310-785-6058 robert.lovie@bankofamerica.com Bill Swiontek Senior Vice President 213-345-6912 william.c.swiontek@bankofamerica.com

BAS is pleased to continue its ongoing dialogue with HOT ROD regarding a Going Private transaction Introduction BAS understands that the Company is considering a Going Private transaction A Going Private transaction would confer several benefits: Removal of public market costs Longer-term strategic focus versus short-term EPS focus Ability for family and management to build long-term value Our agenda for today's meeting is to discuss the following items: Financing and key considerations in a Going Private transaction Transaction Overview and Process Next Steps Other Considerations, as appropriate

Executive Summary

Executive Summary Development Familiar with business and prospects Understand the management group objectives Advise on a transaction strategy Approach Message Delivery Terms Conduct valuation analysis - appropriate purchase price Tactical navigation Offer letter preparation Structural guidance and review Public Offer Communications strategy support - announcement through closing Articulation of proposal to the Special Committee and other constituents Participate in negotiations with the Special Committee, its separate advisors and investment bankers Value Contract terms Deal protection Advisor-to-advisor dynamic Protect principal relationship Matters of record Documentation Procedures Support BAS is uniquely qualified to assist in all key aspects of a Going Private transaction Implementation Review HOT ROD's 13e-3 proxy materials Monitor transaction developments Market response Arbitrage activity Trading / market environment Tactics in response to deal challengers Market intelligence Institutions Shareholders Trading activity Financing Execution on all sources of financing in the context of the acquisition process, to the extent requires Bridge Revolver Term debt Mezzanine debt Equity Unique ability to arrange for all financing sources within one financial institution Seamless integration Timing advantaged Financing expertise Product knowledge Market tone and trading flow Negotiation of optimal terms

TYPICAL TIMEFRAME IS 3 TO 5 MONTHS Executive Summary Development Public Announcement (1 to 2 months) Implementation (6 weeks to 3 months) Determine feasibility of proposed transaction Due diligence Development of Go Private strategy and financial model Prepare marketing materials, if applicable Develop proposal Arrange preliminary financing Inform Board of intention to make proposal Arrange financing and finalize terms of proposal Official proposal made to Board of Directors / formation of Special Committee Special Committee selects independent investment banker and legal counsel Special Committee reviews fairness of transaction and possibly conducts market test Fairness opinion given to Special Committee by its independent investment banker Public announcement Transaction implemented through a friendly tender offer or a cash merger Friendly tender offer could be consummated in as few as 6 weeks post public announcement Cash merger will likely take 2 to 3 months post public announcement Overview of key steps in Going Private process

Once the viability of a Go Private has been evaluated, management approaches the Board with a proposal (ideally a fully-funded proposal with minimal conditions) Formation of a Special Committee A "Special Committee" of the board is formed, consisting of outside directors who are not participating in the buyout In HOT ROD's case, the Special Committee would likely comprise of all, or a combination of, Jerry Herbst, Dr. Cornelius J. Pings, Ralph O. Hellmold, and Timothy D. Pettit The Special Committee represents the interests of the public shareholders, and hires separate legal and financial advisors Most going private transactions are accomplished on a friendly basis with the support of the Special Committee Procedural issues 13e-3 IN GOING PRIVATE TRANSACTIONS Rule 13e-3 applies to Going Private transactions and is designed to protect the interests of unaffiliated shareholders In order to ensure fairness, the company's board forms a Special Committee consisting of directors unaffiliated with the controlling shareholders or management Under Rule 13e-3, significantly more disclosure is required than in a typical merger All studies and analysis prepared by investment bankers and shared with the Board or Special Committee must be publicly disclosed Negotiate best available deal on behalf of minority shareholders Not necessarily highest value deal Negotiate changes to proposal to benefit minority stockholders Strive to ensure that all material facts and circumstances of the transaction that are known to the parties are disclosed Evaluate the feasibility of proposed transaction Evaluate the fairness of the transaction's financial terms Solicit bids from other parties or investigate other alternatives ROLE OF SPECIAL COMMITTEE Executive Summary

Rule 13e-3 disclosure SEC Rule 13e-3 provides for more stringent disclosure and procedural requirements to protect against potential unfair treatment of minority and other unaffiliated shareholders Significant additional disclosure requirements include: Description of certain contacts, transactions or negotiations between the affiliated party and the target Description of any plans or proposals of the affiliated party or the target, including corporate or business transactions and changes to the board of directors which are expected to occur after the transaction Description of the purposes and effects of, and the alternatives and reasons for, the transaction, including the benefits and detriments to the shareholders and the target Statement as to whether the filing entity reasonably believes the transaction is fair or unfair to the unaffiliated shareholders Third-party reports, opinions and appraisals relating to the transaction Other required materials such as: relevant loan agreements, fairness opinions, asset appraisals, documents setting forth the terms of any arrangements, contracts, understandings or relationships between the affiliated party and the target Executive Summary

Assumptions for Going Private (for illustrative purposes only) Executive Summary Assumes the repurchase of: All shares and in-the-money options outstanding held by the public (e.g. institutions and retail) All shares and in-the-money options held by Company employees and directors excluding officers All shares held in the Company's 401k plan excluding those held by the HOT ROD family and officers Assumes all Company officers' options have lowest weighted-average exercise price A "Special Dividend" in the amount of $7.5 million will be paid to the CEO at a future date when certain leverage and liquidity covenants are met $8.6 million of the Company's estimated $9.6 million of cash on the balance sheet at the time of the transaction is used towards the repurchase of outstanding shares Maximum debt capacity of $30 million in revolving credit facility and $20 million in senior term loan, both at LIBOR + 237.5bps (swapped out to fixed at 6.18%) $1 million reduction in annual SG&A expenses beginning at the time of the transaction to reflect the elimination of public company expenses Analysis at various premiums to HOT ROD's closing stock price of $12.45 on February 10, 2004 Assume transaction occurs on June 30, 2004 Based on 4.459MM shares outstanding and 0.566MM options outstanding with an average strike price of $11.90, per Form 10-Q for the quarterly period ended December 25, 2003 and Form 10-K for the fiscal year ended June 30, 2003. Calculated pursuant to treasury stock method. Assumes vesting of all outstanding options upon transaction. Insider ownership information per Proxy Statement dated October 17, 2003.

Analysis at various prices Executive Summary Based on 4.459MM shares outstanding and 0.566MM options outstanding with an average strike price of $11.90, per Form 10-Q for the quarterly period ended December 25, 2003 and Form 10-K for the fiscal year ended June 30, 2003. Calculated pursuant to treasury stock method. Assumes vesting of all outstanding options upon transaction. Assumes net cash balance of $9.4 million as of June 30, 2004. FY 2004E diluted EPS based on actual weighted average diluted shares outstanding through December 25, 2003 and estimated weighted average shares outstanding for 6 months ending June 30, 2004 previously provided to BAS.

Next Steps

Next Steps 2/16 2/23 3/8 4/19 Week of Activity Retain BAS as financial advisor Retain legal counsel Refine projections and valuation with BAS Assemble diligence materials / data room (Special Committee advisors will require) Notify Board of Directors a buyout proposal will be forthcoming Board of Directors forms Special Committee Special Committee to retain financial advisors and legal counsel Prepare proposal materials for Board of Directors / Special Committee Buyout group and BAS present proposal to Special Committee Negotiate with Special Committee Sign Definitive Agreement

Proposed timetable Next Steps

Proposed timetable Next Steps

Proposed timetable Next Steps (a) See Appendix E for friendly tender offer and cash merger timelines. Friendly Tender Offer - As early as May1 Cash Merger - As early as June 19 to July 19 Close Transaction

Appendix A: BAS Qualifications

BAS Qualifications

We have created an integrated team that combines a full service Investment Bank with the strength of a leading Commercial Bank

- Bank of America
  - Among the world's largest universal banks
  - $933 billion in Assets, $68 billion Equity Base
  - Loan portfolio of over $499 billion
  - Global presence in 31 countries
  - #1 U.S. retail bank with over 33 million households
  - #1 U.S. Banking Deposits (9.8% market share)
  - #1 lead arranger of domestic loan syndications

- Banc of America Securities ("BAS")
  - Full service Investment Banking capabilities
  - Focused on 8 key growth sectors
  - 660 investment bankers worldwide
  - $8.8 billion in 2002 revenues
  - 25% of Bank of America's 2002 revenues and 19% of 2002 net income

Bank of America, N.A. Ratings	
S&P	A-1+ / AA-
Moody's	P-1 / Aa1
Fitch	F-1+ / AA
Duff & Phelps	D-1+ / AA

Market Value ($B)



$275
250
225
200
175
150
125
100
75
50
25
0
$252
$163
$138
$90
$62
$55
$50
$49
$48
$22
$8
Citigroup
Bank of America*
JPMorgan Chase*
UBS Warburg
Morgan Stanley
Merrill Lynch
Deutsche Bank
CSFB
Goldman Sachs
Lehman Brothers
Bear Stearns
Integrated Corporate and Investment Banks
Stand Alone Investment Banks

Source: FactSet Research Systems, as of February 10, 2004.
*Note: Bank of America is shown pro-forma for Bank of America/FleetBoston merger, expected to close in June 2004.
*Note: JP Morgan Chase is shown pro-forma for JP Morgan Chase/Bank One merger.

Banc of America Securities

18

BAS is a top five provider of M&A advisory services BAS Qualifications Source: Thomson Financial Securities Data Corporation as of January 5, 2004. Full Credit to Target and Acquiror Advisors. U.S. Targets only; Announced Deals - Excludes Splitoffs, Withdrawn Deals and Open Market Repurchases, ranked by dollar volume of transactions.

BAS Qualifications BAS expertise in middle market M&A ($ in millions) CAREER CHOICES, INC. Keystone Holdings LLC

BAS Qualifications Selected recent BAS Special Committee/Affiliated Party transactions ($ in millions)

Appendix B: Overview of HOT ROD

Overview of HOT ROD Income Statement Cash Flow Capitalization & Credit Data Profitability Ratios Summary financial overview (Stand Alone) ($ in millions, except per share data) Per Form 10-K for the annual period ended June 30, 2003 and Form 10-Q for the quarterly period ending December 25, 2003. Adjusted to exclude unusual and nonrecurring items. Per Company estimates. Calculated as (EBITA x (1-Tax Rate))/(Total Debt + Min. Int. + Pref. Stock + Shareholders' Equity + Deferred Taxes - Cash).

Overview of HOT ROD Trading Summary LTM Trading Performance Source: FactSet Research Systems, Inc. Based on closing stock prices through February 10, 2004. Last twelve months stock price performance

Source: FactSet Research Systems Inc. Based on closing stock prices through February 10, 2004. Large Cap Peer Index is equal-weighted and consists of ArvinMeritor, Inc. (ARM), Dana Corp. (DCN), Superior Industries International, Inc. (SUP), and Tenneco Automotive Inc. (TEN). Mid/Small Cap Peer Index is equal-weighted and consists of Aftermarket Technology Corp. (ATAC), Motorcar Parts and Accessories, Inc. (MPAA), R&B, Inc. (RBIN), and Standard Motor Products, Inc. (SMP) Overview of HOT ROD Indexed Stock Performance Summary Stock Performance HOT ROD S&P 500 Relative stock price performance Large Cap Peer Index Mid/Small Cap Peer Index

Based on 4.459MM shares outstanding and 0.501MM options exercisable with an average strike price of $12.20, per Form 10-Q for the quarterly period ended December 25, 2003 and Form 10-K for the fiscal year ended June 30, 2003. Calculated pursuant to treasury stock method. Per Form 10-Q for the quarterly period ended December 25, 2003. Overview of HOT ROD Public Market Valuation Implied Multiples Current trading statistics (Shares and $ in millions, except per share data)

% of LTM Volume Traded in Share Price Range Cumulative Volume Analysis of shares traded - Latest Twelve Months Source: FactSet Research Systems Inc. as of February 10, 2004. Current Price (2/10/04): $12.45 Overview of HOT ROD

Overview of HOT ROD Insider Holdings Institutional and Public Holdings Per Proxy Statement dated October 17, 2003 and Form 10-K for the annual period ended June 30, 2003. Includes Insiders' exercisable options using treasury stock method. All Insiders' exercisable options are assumed to be exercisable at the lowest weighted average exercise price. Per CDA Shareworld as of February 8, 2003. Per Form 10-K for the annual period ended June 30, 2003 and Form 10-Q for the quarterly period ending December 25, 2003. Includes exercisable options using treasury stock method. Ownership summary (Shares in millions)

Overview of HOT ROD Source: Proxy Statement dated October 17, 2003. HOT ROD Board of Directors Board of directors

Appendix C: Valuation Observations

ENTERPRISE VALUE / LTM NET SALES ENTERPRISE VALUE / LTM EBITDA Valuation Observations Note: Based on closing stock prices on February 10, 2004 and publicly available sources. Medians exclude HOT ROD. Selected publicly traded companies multiples ENTERPRISE VALUE / LTM EBIT LTM P/E Median = 0.8x Median = 6.2x Median = 0.6x Median = 5.9x Median = 7.6x Median = 9.9x Median = 12.9x Median = 8.5x

Valuation Observations Comparable company leverage analysis TOTAL DEBT / EBITDA EBITDA / INTEREST Median = 1.8x Median = 4.2x Median = 7.9x Median = 3.3x (EBITDA - CAPEX) / (INTEREST + DIVIDENDS) (EBITDA - CAPEX) / (INTEREST + PRINCIPAL REPAYMENTS) Median = 1.1x Median = 0.7x Median = 6.5x Median = 2.2x (a) For illustrative purposes only, HOT ROD's credit statistics are pro forma for a Go Private transaction assuming a 30% premium. (a) (a) (a) (a)

Analysis of selected publicly traded comparable companies Valuation Observations Note: Fiscal years ending between November 30 and February 1 not calendarized-all other data calendarized to conform to December 31 fiscal year end. (a) Based on closing stock prices on February 10, 2004. (b) Assumes in-the-money exercisable options are exercised and proceeds from such exercise are used to repurchase common stock at the market price (treasury method). In certain cases, also assumes the conversion of significantly in-the-money convertible debt and preferred issues. (c) Calculated as Equity Value plus total debt, minority interest (at book value unless otherwise noted) and preferred stock, less cash & equivalents. (d) Represents Revenues or Net Sales. (e) Earnings before Interest, Taxes, Depreciation and Amortization. (f) Earnings before Interest and Taxes. (g) Common Shareholders' Equity. (h) Earnings per share. (i) Calculated as current 2004P P/E ratio divided by five year estimated earnings per share growth rate. (j) Calculated as most recent dividend payment annualized (regular payments) or summation of dividend payments in the last twelve months (irregular payments) divided by the stock price.

Analysis of selected publicly traded comparable companies Valuation Observations Note: Fiscal years ending between November 30 and February 1 not calendarized - all other data calendarized to conform to December 31 fiscal year end. Note: All financial results exclude extraordinary items, one time charges, accounting changes and discontinued operations. Please consult the Company's public documents for more information. (a) Includes cash, cash equivalents, short-term investments and investments in affiliates as noted on individual Company footnotes. (b) Includes debt, minority interest (at book value unless otherwise noted) and preferred stock. Convertible securities that are not significantly in-the-money are included. (c) Common Shareholders' Equity.

Analysis of selected publicly traded comparable companies Valuation Observations Note: Fiscal years ending between November 30 and February 1 not calendarized - all other data calendarized to conform to December 31 fiscal year end. (a) Cumulative Annual Growth Rate calculated based on growth from the company's latest fiscal year results to the company's projected fiscal results. (b) As per Bloomberg as of February 10, 2004. Growth rate of actual historical five year fiscal EPS growth. (c) As per First Call consensus estimates on February 10, 2004. Growth rate of projected five year fiscal year EPS growth. I/B/E/S consensus utilized if no First Call data available.

Analysis of selected publicly traded comparable companies Valuation Observations (a) Primary shares as stated on the front cover of the Company's latest financial statements, adjusted for any share splits or share dividends. (b) Calculated as primary shares adjusted assuming in-the-money exercisable options are exercised and proceeds from such exercise are used to repurchase common stock at the market price (treasury method). (c) Based on Barra's projected beta as of February 10, 2004. (d) Calculated as Net Income, as adjusted, divided by average total assets. (e) Calculated as Net Income, as adjusted, divided by average common shareholders equity. (f) Calculated as ((LTM EBITA x (1- Marginal Tax Rate)) / (Total Debt + Shareholders Equity - Net Deferred Taxes - Cash). EBITA is defined as earnings before interest, taxes and amortization. Balance Sheet data as of the most recent date. (g) Calculated as ((LTM EBITA x (1- Marginal Tax Rate)) / (Total Debt + Shareholders Equity - Net Deferred Taxes - Goodwill - Cash). (h) Represents the percentage change of current stock prices from 52-week high and low.

Descriptions of selected publicly traded comparable companies Valuation Observations

Descriptions of selected publicly traded comparable companies Valuation Observations

Descriptions of selected publicly traded comparable companies Valuation Observations

Descriptions of selected publicly traded comparable companies Valuation Observations

Selected comparable precedent transactions Valuation Observations

Selected comparable precedent transactions Valuation Observations

Selected comparable precedent transactions Valuation Observations

Selected comparable precedent transactions (a) Omits high and low values. Valuation Observations

Descriptions of selected comparable transactions Valuation Observations

Descriptions of selected comparable transactions Valuation Observations

Descriptions of selected comparable transactions Valuation Observations

Descriptions of selected comparable transactions Valuation Observations

Descriptions of selected comparable transactions Valuation Observations

Descriptions of selected comparable transactions Valuation Observations

Recent selected Going Private transactions Valuation Observations 2002, 2003 and YTD 2004 have seen relatively high numbers of going private announcements Median initial premiums paid to stock price one-day prior to announcement has been 34.0% since January 2001 (a) Source: Thompson Financial SDC Platinum as of February 8, 2008 and news releases. Includes domestic going private transactions announced from 2001 to the present with Enterprise Value between $25 million and $1billion. Excludes strategic buyers. (b) Premium based on initial offer price.

Recent selected Going Private transactions (continued) Valuation Observations (a) Source: Thompson Financial SDC Platinum as of February 8, 2004 and news releases. Includes domestic going private transactions announced from 2001 to the present with Enterprise Value between $25 million and $1billion. Excludes strategic buyers. (b) Premium based on initial offer price. (c) Herbalife premiums represent premiums for Class B shares.

Appendix D: Transaction Structure Considerations

Comparison of Cash Merger vs. Friendly Tender Offer Transaction Structure Considerations Upon signing a Definitive Agreement, the Company can choose to implement the transaction through a cash merger or friendly tender offer

Make formal offer to Board of Directors Board forms Special Committee which hires financial and legal advisors After initial valuation, Special Committee will communicate findings Must satisfy "Entire Fairness" standard for fair price and fair process Heightened disclosure requirements (i.e., schedule 13e-3) Assuming agreement reached with Special Committee, transaction implemented through Negotiated merger agreement Proxy process Shareholder approval Would likely require a minimum of 3 months to complete Maintain ability to launch tender if impasse reached with Special Committee, although unlikely Alternative One: Cash Merger Transaction Structure Considerations

Initiate due diligence and discuss with board with respect to valuation terms and structure Board forms special committee to negotiate on behalf of minority shareholders Execute financing documents, merger agreements, execute lock-up and / or other related agreements if applicable The transaction could be completed in as few as six weeks Process and timeframe: Minimum condition of 90.1% of shares tendered to enable short form merger on back end Complete short form merger promptly at same price tendering shareholders receive Provide full disclosure of relevant information concerning Target Alternative Two: Friendly Cash Tender Transaction Structure Considerations

Appendix E: Friendly Tender Offer & Cash Merger Timelines

Friendly Tender Offer & Cash Merger Timelines (a) "Acquisition Co." is subsidiary of Acquiror and is the entity which makes the offer and then merges with Target. Timeline Comparison: Friendly Tender Offer vs. Cash Merger

Friendly Tender Offer & Cash Merger Timelines Merger

Friendly Tender Offer & Cash Merger Timelines Assuming launch is within five (5) business days from execution or announcement of merger agreement. Assumes early termination (no second request). Timeline Comparison: Friendly Tender Offer vs. Cash Merger

Friendly Tender Offer & Cash Merger Timelines Tender offer must remain open for 20 business days. Assume offer is not extended. Assumes all conditions pursuant to the offer are satisfied. Assumes the acquiror is able to "freeze-out" minority holders (<10%). Timeline Comparison: Friendly Tender Offer vs. Cash Merger

Friendly Tender Offer & Cash Merger Timelines Assumes one (1) review by the SEC. Timeline Comparison: Friendly Tender Offer vs. Cash Merger

Friendly Tender Offer & Cash Merger Timelines Minimum notice period; may elect to have a longer notice period (i.e., 30 days). Assumes Target received sufficient votes to "freeze-out" minority holders (<10%). Timeline Comparison: Friendly Tender Offer vs. Cash Merger

Friendly Tender Offer & Cash Merger Timelines Timeline Comparison: Friendly Tender Offer vs. Cash Merger